EXHIBIT 21.1
SUBSIDIARIES OF REGISTRANT

STATE OR COUNTRY OF
NAME OF SUBSIDIARY	INCORPORATION
CPA 15-17 Laur BV	Netherlands
CPA:17 Paying Agent LLC	Delaware
Crate (GER) QRS 16-142, Inc.	Delaware
Flex (NE) LLC	Delaware
Flex Member (NE) LLC	Delaware
Gorzow Beaver 17-3 BV	Netherlands
Pole Landlord (LA-TX) LLC	Delaware
Tech (GER) 17-1 BV	Netherlands
Tech Landlord (GER) LLC	Delaware
Temp (GER) 17-2 BV	Netherlands
Wgn (GER) LLC	Delaware
WPC 17-4 BV	Netherlands
WPC 17-5 BV	Netherlands
WPC 17-6 BV	Netherlands
WPC 17-7 BV	Netherlands
WPC 17-8 BV	Netherlands